Exhibit 3.1(ii)

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

This Amended and Restated Operating Agreement of South Dakota Soybean Processors, LLC, dated as of June 17, 2014, is executed and agreed to, for good and valuable consideration, by the Company (as defined below) and its Members (as defined below).

ARTICLE 1
DEFINITIONS

As used in this Operating Agreement, the following terms have the following meanings:

1.1    “Act” means the South Dakota Limited Liability Company Act and any successor statute, as amended from time to time.

1.2    “Affiliate” of any Person shall mean any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

1.3    “Articles” means the Articles of Organization filed with the Secretary of State of South Dakota on October 12, 2001, by which South Dakota Soybean Processors, LLC was organized as a South Dakota limited liability company under and pursuant to the Act.

1.4    “Available Cash for Distribution” means the gross cash proceeds from Company operations, including the sale of Company property but excluding capital contributions and the proceeds of Company indebtedness, less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board of Managers in its sole discretion. “Available Cash for Distribution” shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reduction of reserves previously established.

1.5    “Board of Managers” means the Managers acting as a group with the powers set forth in the Articles and this Operating Agreement.

1.6    “Bankrupt Member” means (except to the extent that the Board of Managers determines otherwise) any Member (a) that makes a general assignment for the benefit of creditors; (b) files a voluntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code; (c) files a petition or answer seeking for the Member a liquidation, dissolution, or similar relief under any law; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (a) through (c); (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member’s or of all or any substantial part of the Member’s properties; or (f) against which an involuntary petition has been filed and a proceeding seeking relief under Chapter 7 of the United States Bankruptcy Code, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

1.7    “Capital Account” has the meaning set forth in Section 5.5 of this Operating Agreement.

1.8    “Capital Contribution” means any actual contribution by a Member to the capital of the Company in the Reorganization or through the purchase of Capital Units (but does not include subscribed for, but unpaid Capital Units).

1.9    “Capital Unit” or “Unit” means Capital Units of the Company with the rights and privileges set forth in this Operating Agreement, including Class A Capital Units, and any other class of Capital Units as may be approved and adopted by the Board of Managers.

1.10    “Capital Unit Transfer System” means the procedures set forth in Article 4 of this Operating Agreement governing all Dispositions of Capital Units.

1.11    “Class A Members” means holders of Class A Capital Units who have executed and agreed to be bound by this Operating Agreement.

1.12    “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

1.13    “Committed Capital” means $20,837,637.00 for 14,129,250 Class A Capital Units to be issued with respect to Members receiving Class A Capital Units in the Reorganization, and, with respect to any additional Members, the purchase price of the Capital Units subscribed for in any subsequent offering pursuant to a subscription agreement that has been accepted by the Company, regardless of whether such purchase price has been fully paid.

1.14    “Company” means South Dakota Soybean Processors, LLC (formerly, Soybean Processors, LLC), a manager-managed South Dakota limited liability company.

1.15    “Cooperative” means South Dakota Soybean Processors, a South Dakota cooperative corporation.

1.16    “Dispose,” “Disposing,” or “Disposition” means the sale, assignment, transfer, gift, exchange, or other disposition of one or more Capital Units, whether voluntary or involuntary, but not the mortgage, pledge, or grant of a security interest therein.

1.17    “Manager” means any natural Person who is a member of the Board of Managers of the Company, whether initially named in the Articles or later elected as provided in this Operating Agreement.

1.18    “Member” means any Person who holds one or more Capital Units and has executed this Operating Agreement, whether initially admitted as of the date of this Operating Agreement or later admitted to the Company as a Member as provided in this Operating Agreement. Unless the context otherwise requires, the term “Member” shall include any Member’s representative in event of the death, incapacity, or liquidation of the Member. Except as specifically stated otherwise, “Members” refers to all Class A Members.

1.19    “Member Agreement” means the agreement between each Member and the Cooperative requiring each Member to deliver to the Cooperative on an annual basis soybeans owned by the Member.

1.20    “Ownership Percentage” with respect to any Member means the percentage of ownership of a Member determined by taking the total Capital Units held by such Member divided by the aggregate total number of issued and outstanding Capital Units.

1.21    “Person” includes an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, foreign corporation, cooperative, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

1.22    “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

1.23    “Quarter” means any of the three-month periods (choose one option: (1) ending on March 31, June 30, September 30 and December 31, (2) beginning on January 1, April 1, July 1 and October 1) which shall be the periods set by the Board of Managers for the dates of permitted transfers for the transfer of Capital Units by Members and other Persons, and may be used for other administrative matters.

1.24    “Reorganization” means the exchange of all of the assets and liabilities of the Cooperative for the Class A Capital Units of the Company, the subsequent dissolution of the Cooperative and distribution of the Company’s Class

A Capital Units to the Cooperative’s shareholders in liquidation of the Cooperative, and the adoption of this Operating Agreement concurrently therewith, all pursuant to the Plan of Reorganization dated December 10, 2001.

1.25    “Super Majority Vote” means, whenever applicable to a vote solely by the Managers and indicated in this Operating Agreement, the affirmative vote of two-thirds of the total number of Managers elected to the Board of Managers, or whenever applicable to a vote solely by the Members and indicated in this Operating Agreement, the affirmative vote of two-thirds of the Members voting on the matter at hand.

Other terms defined herein have the meanings so given them.

ARTICLE 2
ORGANIZATION

2.1    Formation. The Company has been organized as a South Dakota limited liability company by the filing of Articles under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of South Dakota.

2.2    Name. The name of the Company is South Dakota Soybean Processors, LLC and all Company business must be conducted in that name or such other names that comply with applicable law as the Board of Managers may select from time to time.

2.3    Registered Office; Registered Agent, Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of South Dakota shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of South Dakota shall be the initial registered agent named in the Articles or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of South Dakota, and the Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of South Dakota. The Company may have such other offices as the Board of Managers may designate from time to time.

2.4    Purpose. The purposes of the Company are to own and operate a soybean processing facility, to develop, own and/or operate other agricultural product processing and marketing enterprises, and any other purpose allowed under South Dakota law.

2.5    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than South Dakota, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board of Managers, the Company’s officers (as specified in Article 7) shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6    Term. The Company commenced its existence on the date the Secretary of State of South Dakota issued a certificate of organization for the Company and shall continue in existence until dissolved.

2.7    Mergers and Exchanges. The Company may be a party to (a) a merger, (b) a consolidation, or (c) an exchange or acquisition, subject to the requirements of this Operating Agreement. Consent to any such merger, consolidation, exchange or acquisition shall be by vote of the Members as set forth in Article 3.

2.8    No State-Law Partnership The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture for any purposes other than federal income and state income tax purposes, and this Operating Agreement shall not be construed to suggest otherwise.

2.9    Fiscal Year. After such time as the Reorganization is completed, the Company’s fiscal year shall end on December 31 of each year or such other date as the Board of Managers shall determine.

ARTICLE 3
MEMBERS

1.	Members.

(a)The initial Member of the Company is the Cooperative, whose Capital Units are being distributed to the Cooperative’s shareholders in the Reorganization concurrently with the adoption of this Operating Agreement.

(b)Shareholders of the Cooperative receiving Capital Units in the Reorganization shall be admitted as Members without discretion of the Board Managers at such time as: (i) such Person has submitted to the Company a counterpart signature page agreeing to be bound by this Operating Agreement, and (ii) such Person has consented to the termination of such Person’s Member Agreement held by the Cooperative. Until such time as a Person who acquires Capital Units in the Reorganization becomes a Member in accordance with the foregoing, such Person shall receive the allocations of income, gain, losses, deductions, credits and distributions in accordance with Article 6 of this Operating Agreement, but shall have no voting rights and such Person’s Capital Units shall become subject to optional redemption by the Company in accordance with Section 4.3 of this Operating Agreement on the anniversary of the Reorganization.

(c)Additional Persons may be admitted as Members by acquiring a minimum of 2,500 Capital Units (i) from a Member in a Disposition in compliance with the provisions of this Operating Agreement, subject to Section 3.3, or (ii) directly from the Company if the Company offers to issue additional Capital Units.

(d)Any Person who satisfies the requirements of this Operating Agreement may be a Member unless the Person lacks capacity apart from the Act.

2.	Representations and Warranties. Each Member represents and warrants to the Company and each other Member that:

(a)if that Member is a corporation, it is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein);

(b)if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the laws of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein);

(c)if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the laws of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b) or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee or other member thereof;

(d)the Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Operating Agreement by that Member have been duly taken;

(e)the Member has duly executed and delivered this Operating Agreement; and

(f)the Member’s authorization, execution, delivery and performance of this Operating Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

3.3    Admission of Additional Members. No Person shall become a Member without the approval of the Board of Managers. The Board of Managers may refuse to admit any Person as a Member in its sole discretion. Additional Persons may be admitted to the Company in the discretion of the Board of Managers. Any such admission also must comply with the requirements described elsewhere in this Operating Agreement and will be effective only after such Person has executed and delivered to the Company a written document including such Person’s: (a) address for notices, (b) agreement to be bound by this Operating Agreement, (c) one time administrative fee of $200.00, and (d) representation and warranty that the representations and warranties required of all Members in this Operating Agreement are true and correct with respect to such Person. The provisions of this section shall apply to any Person who acquires Capital Units directly from the Company or through a Disposition by a Member.

3.4    Interests in a Member. A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of in violation of the Securities Act of 1933, as amended, or such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of Section 708 of the Code, or (b) without the consent of the Board of Managers, that Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company. On any breach of this Section 3.4, the Company shall have the option to redeem, and on exercise of that option the breaching Member shall surrender, the breaching Member’s Capital Units in accordance with Section 4.3 of this Operating Agreement.

3.5    Information.

(a) In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated. Specifically, any Member and any designated representative thereof shall be permitted access to all records of the Company and may inspect and copy any of them. The Company or its transfer agent shall maintain as part of its books and records and shall make available for inspection by any Member or the Member’s designated agent at the home office of the Company upon the request of the Member an alphabetical list of the names, addresses, and telephone numbers of the Members of the Company along with the number of Capital Units held by each of them (the “Member List”). The Member List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Member List shall be mailed to any Member requesting the Member List within ten days of the request. The copy of the Member List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than 10-point type). A reasonable charge for copy work may be charged by the Company. The purposes for which a Member may request a copy of the Member List include, without limitation, matters relating to Members’ voting rights. If the officers or Managers of the Company neglect or refuse to exhibit, produce, or mail a copy of the Member List as requested, the officers and the Managers shall be liable to any Member requesting the list for the costs, including attorneys’ fees, incurred by that Member for compelling the production of the Member List, and for actual damages suffered by any Member by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Member List is to secure such list of Members or other information for the purpose of selling such list or copies thereof, or of using the same as a commercial purpose other than in the interest of the applicant as a Member relative to the affairs of the Company. The Company may require the Member requesting the Member List to represent that the list is not requested for a commercial purpose unrelated to the Member’s interest in the Company. The remedies provided hereunder to Members requesting copies of the Member List are in addition to, and shall not in any way limit, other remedies available to Members under federal law, or the laws of any state.

(b)Notwithstanding the foregoing, the Members acknowledge that from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with whom it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the Board of Managers promptly of any request for that information before disclosing it, if practicable), (ii) to advisers or representatives of the Member or Persons who have acquired that Member’s Capital Units through a Disposition as permitted by this Operating Agreement, but only if the recipients have agreed to be bound by the provisions of this section, or (iii) of information that the Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. The Members acknowledge that a breach of the provisions of this section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Members agree that the provisions of this section may be enforced by specific performance.

3.6    Liabilities to Third Parties. Except as otherwise expressly agreed in writing, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

3.7    Withdrawal. A Member does not have the right or power to withdraw from the Company as a Member, except as set forth in this Operating Agreement.

3.8    Lack of Authority. No Member, other than a Member acting in his or her capacity as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board of Managers.

3.9            Classes and Voting. Unless the Articles state to the contrary or as provided by this Operating Agreement, or any amendment hereto, there shall be one class of Members. The Board of Managers may establish additional classes or groups of one or more Members.

(a)Class A Members. Class A Members shall be entitled to vote on all matters coming to a vote of the Class A Members. Each Class A Member may cast only one vote on each matter brought to a vote of the Class A Members, regardless of the number of Class A Capital Units owned. All matters to be voted upon by the Class A Members shall require the affirmative vote of the majority of the Class A Members voting on the matter at hand, except that (i) for matters to be voted upon under Section 3.9(b)(i)(ii) and (iii), a Super Majority Vote of the Class A Members voting on the matter at hand shall be the Act of the Class A Members and (ii) the election of individuals serving on the Board of Managers under Section 3.9(b)(iv) shall be determined by a vote of the plurality of the Class A Members voting from the individuals’ respective geographic districts in accordance with Section 8.4(a).

(b)Voting. Members shall only be entitled to vote on the following matters: (i) the merger or consolidation of the Company with another business entity or the exchange of interests in the Company for interests in another company; (ii) the sale, lease, exchange or other disposition of substantially all of the Company’s assets; (iii) voluntary dissolution of the Company; (iv) the election and removal of individuals serving on the Board of Managers; (v) an increase or decrease in the number of individuals serving on the Board of Managers; (vi) a change in the geographic boundaries of the districts from which Managers are elected; (vii) an amendment to the Articles or this Operating Agreement, (viii) other matters that are not the responsibility of the Board of Managers as provided herein; and (ix) any matters referred to a vote of the Members by the Board of Managers.

3.10    Place and Manner of Meeting. All meetings of the Members shall be held at such time and place, within or without the State of South Dakota, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Presence in person, or written ballot, shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.11    Conduct of Meetings. All meetings of the Members shall be presided over by the President. All meetings of the Members shall be conducted in general accordance with the most recent edition of Robert’s Rules of Order , or such other rules and procedures as may be determined by the Board of Managers in its discretion.

3.12    Annual Meeting. The annual meeting of the Members for the transaction of all business which may come before the meeting shall be held on a date determined by the Board of Managers. Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

3.13    Special Meetings. A special meeting of the Members may be called at any time by the President or the Board of Managers. A special meeting of the Members shall be called by the Secretary upon the request of 10% of the Class A Members. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting.

3.14    Notice. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the President, the Secretary or the Board of Managers to each Member entitled to vote at the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member’s address as it appears on the records of the Company, with postage thereon prepaid.

(a)If a purpose of any Member meeting is to consider any of the following matters, the notice must state such purpose:

(i)	a plan of merger, consolidation or exchange;

(ii)	the sale, lease, exchange or other disposition of all, or substantially all, of the Company’s assets;

(iii)	the voluntary dissolution of the Company;

(iv)	the removal of any individual or individuals of the Board of Managers;

(v)	the increase or decrease in the number of individuals that serve on the Board of Managers;

(vi)	a change in the geographic boundaries of the districts from which Managers are elected; or

(vii)	the amendment of the Articles.

(b)The notice for any Member meeting relating to any of the purposes listed in (a) above must be accompanied by a copy or summary of the respective:

(i)	plan of merger, consolidation or exchange;

(ii)	the transaction description for the proposed sale, lease, exchange or other disposition of all, or substantially all, of the Company’s assets;

(iii)	the plan of liquidation;

(iv)	identification of the individual or individuals whose removal from the Board of Managers is sought.

(v)	identification of the size of the Board of Managers proposed;

(vi)	identification of the proposed geographic boundaries of the districts from which Managers are elected; or

(vii)	the proposed amendment to the Articles.

3.15    Quorum of Members. Ten percent of the first 100 Class A Members present in person or by written ballot at the meeting and five percent of additional Class A Members represented in person or by written ballot, shall constitute a quorum at a meeting of the Members. The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of enough Members to leave less than a quorum.

3.16    Closing Record Books and Fixing Record Data. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, the Board of Managers may provide that the record books shall be closed for a stated period not exceeding 10 days. If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for a period not exceeding 10 days immediately preceding such meeting. In lieu of closing the record books, the Board of Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 60 days and in the case of a meeting of Members, not less than 10 days prior to the date of which the particular action requiring such determination of Members is to be taken. If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

3.17    Fixing Record Dates for Ballots by Mail. Unless a record date shall have previously been fixed or determined herein, whenever action by Members is proposed to be taken by written ballot without attendance being required at a meeting of Members, the Board of Managers may fix a record date for purposes of determining Members entitled to vote by ballot on the action, which record date shall be set by the Board of Managers not more than 60 days prior to the deadline for returning ballots to the Company. If no record date has been fixed by the Board of Managers, the record date for determining Members entitled to vote by written ballot without requiring attendance at a meeting of Members shall be at the close of business on the tenth day preceding the mailing of the written ballots to the Members.

3.18    Proxies. Voting by proxy shall not be allowed.

ARTICLE 4
DISPOSITION OF CAPITAL UNITS

4.1    General Restrictions on the Disposition of Capital Units.

(a) No Disposition of Capital Units shall be valid except as specifically provided in this Article 4. To be valid, a Disposition must be approved by the Board of Managers and comply with the Company’s Capital Units Transfer System as adopted or approved by the Board of Managers, as it may be amended from time to time. The Capital Units Transfer System shall conform with Section 1.7704-1 et seq. of the Treasury Regulations as adopted or amended by the Internal Revenue Service from time to time, and it is the intent of this Operating Agreement that: (i) the tax status of this Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Section 1.7704-1, et seq., and any amendments thereto, and (iii) to the extent possible, this Operating Agreement shall be read and interpreted to prohibit the free transferability of Capital Units. Any attempted Disposition by a Person of Capital Units or any other interest or right, or any part thereof, in or in respect of the Company, other than in accordance with this Article 4 and the Capital Units Transfer System shall be, and is hereby declared, null and void ab initio.

(b)The Board of Managers shall not approve, and the Company shall not recognize for any purpose, any purported Disposition of a Capital Unit unless and until the other applicable provisions of this Article 4 have been satisfied, all conditions have been satisfied under the Capital Units Transfer System, and the Company has received all required documentation in the form adopted by the Board of Managers. If the Person acquiring the Capital Units in the Disposition is not a Member, then such Person must also comply with Section 3.3 of this Operating Agreement. Dispositions of Capital Units, and the resulting admissions of new Members, if applicable, are effective as of the first day of the Quarter following the Quarter in which such matters are approved by the Board of Managers. Upon the Disposition of all or a portion of a Member’s Capital Units, the Company shall transfer to the Member or Members who have acquired the Capital Units that proportion of the capital account of the Member effecting the Disposition which relates to the transferred Capital Units, including amounts representing previously earned but undistributed income and gains. No partial Capital Units may be subject to a Disposition. If a Person becomes the beneficial holder of Capital Units but has not become a Member (whether due to such Person’s failure to sign this Operating Agreement or the Board of Managers’ refusal to accept such Person as a Member upon a Disposition of Capital Units), such Person shall receive the allocations of income, gain, losses, deductions, credits and distributions in accordance with Article 6 of this Operating Agreement until such time as the Person becomes a Member or until such Person’s Capital Units are redeemed in accordance with Section 4.3 of this Operating Agreement.  Such Person shall have no voting rights until such time as the Person becomes a Member and complies with this Section 4.1.

(c)The Board of Managers will not approve any Disposition unless (i) either (a) the Disposition is registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (b) the Company has determined that the Disposition is exempt from registration under those laws; and (ii) the Company has determined that the Disposition, when added to the total of all other Dispositions within the preceding 12 months, would not result in the Company being considered to have terminated within the meaning of the Code or losing its partnership status and being taxed as a C corporation within the meaning of the Code.

(d)Any Person admitted to the Company upon a Disposition of Capital Units shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission on or before the thirtieth day after the receipt by that Person of the Company’s invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at the legal rate of interest allowed under South Dakota law.

4.2    Tax Elections. In the event of a Disposition of all or part of the Capital Units of any Member, the Company, in the sole discretion of the Board of Managers, may elect pursuant to Section 754 of the Code (or any successor provisions) to adjust the basis of the assets of the Company.

4.3    Redemption. The Company shall have the right to redeem the Capital Units of a Member or a Person who beneficially holds Capital Units upon any of the following occurrences:

(a)Whenever the Board of Managers by resolution, adopted in good faith and after due investigation, finds that any of the following defaults under the Operating Agreement exist and have not been remedied for a period of 24 months after providing written notice to the defaulting Person identifying the default, describing how such default may be cured and explaining the consequences of this redemption provision:

(a)A Person who is not already a Member becomes the beneficial holder of Capital Units and fails to take such action as is necessary to become a Member in compliance with Sections 3.3 and 4.1 of this Operating Agreement; or

(ii)    A Member or other Person becomes the beneficial holder of less than 2,500 Capital Units and fails to either acquire sufficient additional Capital Units to comply with the minimum investment requirement set forth in Section 5.1(c) of this Operating Agreement or to dispose of the Capital Units; or

(iii)    A Member or other Person, and said Member’s or other Person’s Affiliates, becomes the holder of more than 1.5 percent of the issued and outstanding Capital Units and fails to dispose of a sufficient number of Capital Units to comply with the maximum investment limit set forth in Section 5.1(d) of this Operating Agreement.

(b)Whenever the Board of Managers by resolution, adopted in good faith and after due investigation, finds that a Member has caused damage or harm to the Company and the other Members as a result of such Member’s (i) intentional or repeated violation of any of the provisions of the Articles or this Operating Agreement (other than the defaults set forth in paragraph (a) above), or (ii) material breach of the terms and conditions of any contract with the Company.

If the Company exercises its right to redeem a Member’s or other Person’s Capital Units pursuant to any of the above, the redemption of a Member’s or other Person’s Capital Units shall be effective upon written notice by the Company to the Member or other Person of such redemption following the satisfaction of all of the above conditions. Upon surrender of such Member’s or Person’s Capital Units certificate (or satisfactory evidence of lost certificate), the Company shall then pay to such Member or Person the greater of (i) $0.20 per Capital Unit or (ii) the original purchase price paid upon issuance of such Capital Units less cumulative distributions paid with respect to such Capital Units through the date of redemption. Nothing in this section shall be interpreted to limit or prevent the Company from seeking any legal or equitable relief that would otherwise be available to the Company.

ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1    Class A Capital Units.

(a)Issuance of Class A Units as Part of the Reorganization. As part of the Reorganization, 14,129,250 Class A Capital Units are being issued to the Cooperative in exchange for all of the Cooperative’s assets and liabilities. The Cooperative is being dissolved and the Class A Capital Units are being distributed to the shareholders of the Cooperative in proportion to the equity shares held by each shareholder of the Cooperative. In the event any shareholder of the Cooperative fails to execute a counterpart signature page of the Operating Agreement, or fails to consent to the termination of the shareholder’s Member Agreement, the Company shall have the right to redeem such Person’s Class A Capital Units as provided in Section 4.3, in addition to any remedies otherwise provided by law.

(b)Disposition of Class A Units following the Reorganization. After completion of the Reorganization, Class A Members may Dispose of outstanding Class A Capital Units to any Person, subject to the other requirements of this Operating Agreement. Class A Capital Units may only be Disposed of in increments of 250 Capital Units.

(c)Minimum Investment. A Class A Member must always own at least 2,500 Class A Capital Units, and no Person will be admitted as a Class A Member unless said Person holds at least 2,500 Class A Capital Units. If a Person fails to meet this requirement, the Company may redeem the Class A Capital Units held by said Person as provided in Section 4.3.

(d)Maximum Investment. After completion of the Reorganization, no Person and said Person’s Affiliates may at any time hold more than 1.5 percent of the issued and outstanding Class A Capital Units. If a Person violates this limit, the Company may redeem the Class A Capital Units held by said Person in excess of this limitation as provided in Section 4.3.

5.2    Additional Capital Units. Additional Capital Units may be created and issued to new Members or to existing Members on such terms and conditions as the Board of Managers may determine at the time of admission, and may include for the creation of different classes or groups of Members, represented by different classes of Capital Units, which Capital Units may have different rights, powers, and duties. If the Board of Managers creates additional Capital Units, the Board of Managers must specify the terms of admission or issuance, including the amount of Committed Capital proposed to be raised from the issuance of such Capital Units. Members of the Company shall not have a preemptive right to acquire additional, newly created Capital Units of the Company.

5.3    Return of Contributions. A Member is not entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its capital account or its Capital Contribution. A Capital Contribution is not a liability of the Company or of any Member. Members will not be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

5.4    Advances by Members. If the Company does not have sufficient cash to pay its obligations, and the Company does not raise additional capital pursuant to Section 5.3 hereof, any Member(s) that may agree to do so with the consent of the Board of Managers, as appropriate, may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section constitutes a loan from the Member to the Company, bears interest at the rate negotiated with the Board of Managers from the date of the advance until the date of payment and is not a Capital Contribution.

5.5    Capital Accounts. A capital account shall be established and maintained for each Member pursuant to the requirements of applicable federal income tax regulations. Each Member’s capital account shall be increased and decreased as follows:

(a)Each Member’s capital account shall be increased by: (i) the amount of the initial Capital Contribution made by the Member, (ii) the amount of any additional Capital Contributions made by the Member, and (iii) any income and gains allocated to the Member pursuant to Article 6.

(b)Each Member’s capital account shall be decreased by: (i) any deductions and losses allocated to the Member pursuant to Article 6, and (ii) the amount of any distributions by the Company to the Member as of the time of the distribution.

The foregoing provisions and the other provisions of this Operating Agreement relating to allocations of income, gain, loss or deductions, nonliquidating distributions, liquidating distributions and the maintenance of Capital Accounts, including and subject to Section 13.2 and 13.3 of this Operating Agreement, are intended to comply with Section 1.704-1(b) of the federal income tax regulations (“Treasury Regulations”), and shall be interpreted and applied in a manner consistent with the Treasury Regulations.  If the Board determines that it is necessary or appropriate to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitations, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Member), are computed in order to comply with the Treasury Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amount distributable to any Member pursuant to Section 13 of this Operating Agreement upon the liquidation of the Company. The Board also shall (i) make any adjustment that is necessary or appropriate to maintain proportionality between the Capital Account of any Member and the number of Capital Units held by such Member, including the allocation of book income, gain, loss or deduction in the event of the liquidation of the Company or of a Member’s entire interest in the Company so as to maintain such proportionality, (ii) make any adjustment that is necessary or appropriate to maintain equality between the aggregate

Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet as computed for book purposes within the contemplation of and in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, and (iii) make any necessary or appropriate modification if unanticipated events might otherwise cause this Operating Agreement not to comply with Section 1.704-1(b) of the Treasury Regulations. The Board shall cause the book values of the assets of the Company to be adjusted to equal their respective fair market values (taking Section 7701(g) of the Code into account) in the event of (A) the liquidation of the Company, (B) the liquidation of a Member’s interest in the Company for more than a de minimis distribution of Company money or property as consideration, (C) the acquisition of Capital Units in the Company by any person in exchange for more than a de minimis contribution to the Company of money or property, and (D) such other times as the Treasury Regulations may permit; provided that such an adjustment shall be made only if the Board determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company.

A Member who has more than one Capital Unit shall have a single Capital Account that reflects all its Capital Units, regardless of the Class of Capital Units owned by that Member and regardless of the time or manner in which those Capital Units were acquired. Upon the Disposition of a Capital Unit, that portion of the Capital Account of the Member effecting the Disposition that is attributable to the Capital Unit subject to the Disposition shall carry over to the Person acquiring such Capital Unit.

ARTICLE 6
ALLOCATIONS AND DISTRIBUTIONS

6.1    Allocations and Distributions. Except as may be required by section 704 (b) and (c) of the Code and the applicable Treasury Regulations, all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members, and distributions shall be made, in accordance with Section 5.5 and this Article 6 of this Operating Agreement.

6.2    Distributions of Available Cash.

(a)Distributions of Available Cash for Distribution shall be distributed to the Members in any amounts and at any time, as determined by the Board of Managers, in its sole discretion, provided that such distribution does not violate or cause the Company to default under the terms of the Company’s loan or related agreements or violate Section 6.10 of this Agreement.

(b)	Intentionally omitted.

(c)Available Cash for Distributions shall be made to Members or beneficial owner of Capital Units of record as of the last day of the previous Quarter in which the distribution was approved by the Board of Managers and to Members ratably in proportion to their Ownership Percentages.

(d)Intentionally omitted.

6.3    Allocations of Income, Gain, Loss, Deductions, and Credits. Except as otherwise provided in Section 5.5 or this Article 6 of this Operating Agreement, all items of income, gain, loss, deductions, and credits for a fiscal year shall be allocated to the Members ratably in proportion to their Ownership Percentages.

6.4    Allocation of Gain or Loss Upon the Sale of All or Substantially All of the Company’s Assets. Notwithstanding the provisions of Section 6.3:

(a)Allocation of Gain. Income or gain from the sale or other disposition of all or substantially all of the Company’s assets shall be allocated among the Members, first, in such respective amounts as shall cause each Member’s Capital Account (increased by such amounts of income or gain) to bear a ratio to the aggregate Capital Account balance of all Members which, expressed as a percentage, is equal to such Member’s Ownership Percentage, and, thereafter, ratably in proportion to their respective Ownership Percentages.

(b)Allocation of Loss. Any loss from the sale or exchange of all or substantially all of the Company’s assets shall be allocated first, so as to equalize the capital account balances of all Members holding the same number of Capital Units, and thereafter, the remaining losses shall be allocated to the Members, ratably in proportion to their Ownership Percentages.

6.5    Regulatory Allocations and Allocation Limitations. Notwithstanding the preceding provisions for allocating income, gains, losses, deductions and credits, the following limitations, regulatory allocations and contingent reallocations are intended to comply with applicable income tax Treasury Regulations under Section 704(b) of the Code and shall be so construed when applied.

(a)Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partnership Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in accordance with Section 1.704-2(f)(1) of the Treasury Regulations in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain (determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations). This Section 6.5(a) is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.

(b)Partner Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 6.5(b) is intended to comply with the minimum gain chargeback requirements in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c)Qualified Income Offset. In the event a deficit balance in a Member’s capital account in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company pursuant to any provision of this Operating Agreement, and (ii) the amount such Member is deemed to be obligated to contribute pursuant to the penultimate sentences of Section 1.704-2(g)(1)(ii) and 1.704-2(i)(5) of the Treasury Regulations, is caused or increased because a Member receives an adjustment, allocation, or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, such Member will be allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit balance or such increase in the deficit balance, as quickly as possible, to the extent required in the Treasury Regulations. This Section 6.5(c) is intended, and shall be so construed, to provide a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d)Gross Income Allocations. In the event that a deficit balance in a Member’s capital account at the end of any fiscal year is in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company under this Operating Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§ 1.704-2(g)(1)(ii) and 1.704-2(i)(5), the Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.5(d) shall be made only if and to the extent that the Member would have a deficit balance in its capital account in excess of such sum after all other allocations provided for in this Section have been made as if Section 6.5(c) and this Section 6.5(d) were not in this Operating Agreement.

(e)Nonrecourse Deductions. Nonrecourse Deductions shall be specially allocated to the Members in proportion to the allocation of Losses under Section 6.3.

(f)Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(g)Members’ Shares of Excess Nonrecourse Debt. The Members’ shares of excess Partnership Nonrecourse Debt within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations shall be determined in accordance with the manner in which it is reasonably expected that the deductions attributable to such Partnership Nonrecourse Debt will be allocated.

(h)Curative Allocations. The allocations set forth in subsections (a), (b), (c), (d), (f) and (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Section 704(b). Notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain or loss among the Members so that, to the extent possible, the net amount of allocations of such items of income, gain or loss and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred. For this purpose, future Regulatory Allocations under Section 6.5(a) and (b) shall be taken into account that, although not yet made, are likely to offset other Regulatory Allocations made under Section 6.5(f) and (g).

6.6    Proration of Allocations. All income, gains, losses, deductions and credits for a fiscal year allocable with respect to any Members whose Capital Units may have been transferred, forfeited, reduced or changed during such year should be allocated based upon the varying interests of the Members throughout the year. The precise manner in which such allocations are made shall be determined by the Board of Managers in its sole discretion and shall be a manner of allocation, including an interim closing of the books, permitted to be used for federal income tax purposes.

6.7     Consent to Allocation. Each Member expressly consents to the methods provided herein for allocation of the Company’s income, gains, losses, deductions and credits.

6.8    Distributions in Kind. Except as provided by this Operating Agreement, a Member, regardless of the form of the Member’s Capital Contribution, may not demand or receive a distribution from this Company in any form other than cash.

6.9    Right to Distributions. A Member who is entitled to receive a distribution that has not been paid by the Company when due has the status of, and is entitled to all remedies available to, a creditor of the Company with respect to such distribution.

6.10    Limitation on Distributions.

(a)Notwithstanding anything to the contrary in this Operating Agreement, the Company may not make a distribution to its Members to the extent that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the Company’s assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in the Company’s assets only to the extent that the fair value of that property exceeds that liability, or otherwise in violation of the Act.

(b)A Member who receives a distribution that is not permitted under this Operating Agreement has no liability to return the distribution unless the Member knew that the distribution was prohibited under the terms of this Operating Agreement or the Act.

6.11    Tax Allocations:  Code Section 704(c).

(a)In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such contributed property to the Company for federal income tax purposes and its book value (computed in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder).

(b)If the assets of the Company are revalued pursuant to Section 5.5 of this Operating Agreement, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes its book value (computed in accordance with Section 704(b) of the Code and the Treasury Regulations thereunder), in the same manner as allocations pursuant to Section 704(c) of the Code and the Treasury Regulations thereunder.

(c)Allocations pursuant to Section 6.11(a) of this Operating Agreement shall be made using the “remedial allocation method” described in Section 1.704-3(d) of the Treasury Regulations (or successor regulation). Allocations pursuant to Section 6.11(b) of this Operating Agreement shall be made as required or permitted by Section 1.704-3 of the Treasury Regulations pursuant to any method provided therein that may reasonably be chosen by the Board.  Any election or other decision relating to tax allocations under this Section 6.11 shall be made in any manner that the Board reasonably determines to reflect the purpose and intention of this Operating Agreement.  Allocations under this Section 6.11 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of income, gains, losses, deductions or distributions under any provision of this Operating Agreement.

ARTICLE 7
OFFICERS

7.1    Number of Officers. The officers of the Board of Managers shall be a President, one or more vice-presidents, and a Secretary, each of whom shall be appointed by the Board of Managers. The officers of the Company shall be a Chief Executive Officer and a Chief Financial Officer. The Board of Managers shall appoint the Chief Executive Officer. The Chief Executive Officer shall appoint the Chief Financial Officer. Such other officers and assistant officers as may be deemed necessary, including any vice-presidents, may be appointed by the Board of Managers. If specifically authorized by the Board of Managers, an officer may appoint one or more officers or assistant officers for the Board of Managers. The same individual may simultaneously hold more than one office on the Board of Managers. A person must be a member of the Board of Managers and a Member of the Company or representative owner of a Member of the Company to serve as an officer of the Board of Managers. A person need not be a member of the Board of Managers or a Member of the Company or representative of a Member of the Company to serve as an officer of the Company.

7.2    Appointment and Term of Office. The officers of the Board of Managers shall be appointed by the Board of Managers for a term as determined by the Board of Managers. If no term is specified, they shall hold office until the first meeting of the Board of Managers held after the next annual meeting of Members. If the appointment of officers shall not be made at such meeting, such appointment shall be made as soon thereafter as is convenient. Each officer shall hold office until the officer’s successor shall have been duly appointed, until the officer’s death, or until the officer shall resign or shall have been removed in the manner provided in Section 7.3. The designation of a specified term does not grant to the officer any contract rights. The Board of Managers can remove the officer at any time prior to the termination of such term, and the officer shall be employed “at will,” unless otherwise provided by a signed contract with the Company. The officers of the Company shall be appointed by the Board of Managers for a term as determined by the Board of Managers. If no term is specified, they shall hold office until removed by the Board of Managers or until they resign.

7.3    Removal of Officers. Any officer or agent of the Board of Managers may be removed by a Super Majority Vote of the Board of Managers at any time, with or without cause. The Board of Managers by a Super Majority Vote may remove the Chief Executive Officer at any time, with or without cause. The Chief Executive Officer may remove the Chief Financial Officer at any time, with or without cause. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent shall not of itself create contract rights.

7.4    The Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Company. The Chief Executive Officer may sign, with the Secretary or any other proper officer of the Company authorized by the Board of Managers, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Operating Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed, and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Managers from time to time. Notwithstanding the previous sentence, the Chief Executive Officer shall not have the authority to sign deeds, mortgages or debt instruments, except in cases where the signing and execution thereof shall be expressly delegated to the Chief Executive Officer by the Board of Managers, or for the borrowing of money in an amount not exceeding $50,000.00.

7.5    The Chief Financial Officer. The Chief Financial Officer shall be the principal financial and accounting officer of the Company. The Chief Financial Officer shall:

(a)Have charge and custody of and be responsible for all funds and securities of the Company;

(b)Receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies, or other depositaries as shall be selected by the Board of Managers; and

(c)In general, perform all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to the Chief Financial Officer by the Chief Executive Officer. If required by the Board of Managers or the Chief Executive Officer, the Chief Financial Officer shall give a bond for the faithful discharge of the Chief Financial Officer’s duties in such sum and with such surety or sureties as the Board of Managers or Chief Executive Officer shall determine.

7.6    The President. The President shall be the presiding officer of the Board of Managers. The President shall, when present, preside at all meetings of the Members and of the Board of Managers. The President may sign, with the Secretary or any other proper officer of the Board of Managers or of the Company authorized by the Board of Managers, deeds, mortgages, bonds, contracts, debt instruments or other instruments, which the Board of Managers have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed. The President may sign, with the Secretary or any other proper officer of the Board of Managers or of the Company authorized by the Board of Managers, Certificates for Capital Units of the Company and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Managers from time to time.

7.7    The Vice-Presidents. If appointed, in the absence of the President or in the event of the President’s death, inability or refusal to act, the Vice-President, or in the event there be more than one Vice-President, the Vice-Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their appointment, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. If there is no Vice-President, then any member of the Board of Managers shall perform such duties of the President. Any Vice-President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Company the issuance of which have been authorized by resolution of the Board of Managers; and shall perform such other duties as from time to time may be assigned to the Vice-President by the President or by the Board of Managers.

7.8    The Secretary. The Secretary shall:

(a)Keep the minutes of the proceedings of the Members and of the Board of Managers in one or more books provided for that purpose;

(b)See that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law;

(c)Be the custodian of the Company records and of any seal of the Company and if there is a seal of the Company, see that it is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized;

(d)When requested or required, authenticate any records of the Company;

(e)Keep a register of the mailing address of each Member which shall be furnished to the Secretary by such Member;

(f)Sign with the President, or a Vice-President, certificates for Capital Units of the Company, the issuance of which shall have been authorized by resolution of the Board of Managers;

(g)Have general charge of the Capital Units transfer books of the Company; and

(h)In general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board of Managers.

7.9    Assistant Secretaries. The Assistant Secretaries, when authorized by the Board of Managers, may sign with the President or a Vice-President, certificates for Capital Units of the Company the issuance of which shall have been authorized by a resolution of the Board of Managers. The Assistant Secretaries , in general, shall perform such duties as shall be assigned to the Secretary, or by the President or the Board of Managers.

7.10    Designation of Tax Matters Partner. The Chief Financial Officer is designated as the Tax Matters Partner of the Company, as provided in the Treasury Regulations pursuant to Section 6231 of the Code. Each Member, by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. If at any time there is no Chief Financial Officer, or if the Chief Financial Officer does not own Capital Units, the Board of Managers shall designate a Manager who owns Capital Units as the Tax Matters Partner of the Company.

7.11    Duties of Tax Matters Partner.

(a)The Tax Matters Partner shall register the Company as a “tax shelter” with the Internal Revenue Service if such registration is required and shall provide the tax shelter registration number to each Member.

(b)To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish to the Secretary of the Treasury or his delegate (for the purposes of Sections 7.10 and 7.11 only, the “Secretary”) the name, address, profit’s interest and taxpayer identification number of each Member.

(c)To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Member informed of the administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (such administrative proceeding referred to hereinafter as a “tax audit” and such judicial proceeding referred to hereinafter as “judicial review”).

(d)If the Tax Matters Partner, on behalf of the Company, receives a notice with respect to a tax audit from the Secretary, the Tax Matters Partner shall forward a copy of such notice to the Members who hold or held an interest in the profits or losses of the Company in the taxable year to which the notice relates as required by law.

7.12    Authority of Tax Matters Partner. The Tax Matters Partner is hereby authorized, but not required:

(a)To enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member;

(b)In the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final” adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Claims;

(c)To intervene in any action brought by any other Member for judicial review of a final adjustment;

(d)To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

(e)To enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item;

(f)To take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations; and

(g)To retain attorneys and accountants on an as-needed basis under such terms and conditions as determined solely by the Tax Matters Partner.

7.13    Expenses of Tax Matters Partner. The Company shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members. The payment of all such expenses shall be made before any distributions are made of Net Income from Operations, or any discretionary reserves are set aside by the Board of Managers. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of a Manager and indemnification set forth in Article 9 of this Agreement shall be fully applicable to the Tax Matters Partner in his capacity as such.

7.14    Compensation. The salaries and terms of employment of the Chief Executive Officer and of the officers of the Board of Managers shall be fixed from time to time by the Board of Managers. The salaries and terms of employment of the other officers of the Company shall also be fixed from time to time by the Board of Managers or person designated by the Board of Managers. Officers of the Board of Managers who are Members of the Company shall receive the same membership benefits that all other Members receive. Officers of the Company and officers of the Board of Managers may be reimbursed for reasonable expenses incurred in carrying out their duties as officers.

ARTICLE 8
MANAGEMENT

8.1    Management by Board of Managers.

(a)Except for situations in which the approval of the Members is required by this Operating Agreement or by nonwaivable provisions of the Act, and subject to the provisions of Section 8.2, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board of Managers, and the Board of Managers may make all decisions and take all actions for the Company not otherwise provided for in this Operating Agreement, including, without limitation, the following:

(i)To manage, supervise and conduct the day-to-day affairs of the Company.

(ii)    To direct the expenditure of the capital and profits of the Company in furtherance of the Company’s purposes.

(iii)    To direct the investment of Company funds in any manner deemed appropriate or convenient by the Board of Managers to be in the best interests of the Company.

(iv)    To enter into operating agreements, joint participations, joint ventures, and partnerships with others containing such terms, provisions and conditions as the Board of Managers shall approve.

(v)    To cause the Company to borrow money from banks and other lending institutions for any Company purpose and in connection therewith to mortgage, grant a security interest in or hypothecate all of the assets of the Company.

(vi)    To sell, dispose, abandon, trade or exchange assets (but not a sale, disposition, abandonment, trade, or exchange of all or any substantial portion of the Company’s assets) of the Company, upon such terms and conditions and for such consideration as the Board of Managers deems appropriate.

(i)To enter into agreements and contracts with any Member or an Affiliate of any Member and to give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Board of Managers may deem advisable or appropriate; provided, however, that a majority of the disinterested Managers must determine that the transaction is fair and reasonable to the Company and any such agreement or contract shall be on terms as favorable to the Company as could be obtained from any third party.

(ii)To make distributions in accordance with and subject to the limitations set forth in Article 6 of this Operating Agreement.

(iii)To amend this Operating Agreement in accordance with the provision of Section 14.10.

(a)Except as otherwise provided in this Operating Agreement, all acts of the Board of Managers will be by majority vote of the disinterested Managers. The following acts shall require a Super Majority Vote of the disinterested Managers:

(i)    The removal of the Chief Executive Officer of the Company pursuant to Section 7.3;

(ii)    The removal of a Manager pursuant to Section 8.6; and

(iii)    The approval of any action taken by the Board of Managers in writing without a meeting of the Board of Managers pursuant to Section 8.14.

8.2    Actions by Managers; Committees; Delegation of Authority and Duties.

(a)In managing the business and affairs of the Company and in exercising its powers, the Board of Managers shall act (i) collectively through meetings and written consents consistent with or as may be provided or limited in other provisions of this Operating Agreement; (ii) through committees pursuant to Section 8.2(b); and (iii) through Managers and officers to whom authority and duties have been delegated pursuant to Section 8.2(c).

(b)The Board of Managers may, from time to time, designate one or more committees, each of which shall be comprised of one or more members of the Board of Managers and/or the Members of the Company. Any such committee, to the extent provided in such resolution shall have and may exercise such authority as is designated by the Board of Managers, subject to the limitations set forth in the Act. At every meeting of any such committee, unless otherwise provided by the Board of Managers, the presence of a majority of all the committee members shall constitute a quorum, and the affirmative vote of a majority of the committee members present shall be necessary for the adoption of any resolution. The Board of Managers may dissolve any committee at any time.

(c)Any Person dealing with the Company, other than a Member, may rely on the authority of the Manager or any officer of the Company in taking any action in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Operating Agreement.

8.3    Registration and Transfer of Securities. Securities and other property owned by the Company shall be registered in the Company’s name, in a nominee name, in any such case for the benefit of the Company. Any transfer agent called upon to transfer any securities to or from the name of the Company or such other names shall be entitled to rely on instructions or assignments signed by an officer of the Company, or by any agent or custodian so authorized by the Board of Managers, on its behalf, without inquiry as to the authority of the person signing such instructions or assignments or as to the validity of any transfer to or from the name of the Company. At the time of transfer, any transfer agent is entitled to assume, unless it has actual knowledge to the contrary:

(a)that the Company is still in existence;

(b)that this Operating Agreement is in full force and effect and has not been amended, unless the transfer agent has received written notice to the contrary; and

(c)that the person so signing is authorized to sign on behalf of the Company.

8.4    Number; Term of Office; Election.

(a)The number of Managers of the Company shall be set at 15 until such time as the Members vote to change the number of Managers serving on the Board of Managers. If the number of Managers is increased, the newly created Manager positions shall be filled at the next annual meeting by election by the Members. If the number of Managers is decreased, then the decrease shall coincide with the next annual or special meeting and all Managers shall be subject to reelection by the Members. Each Manager shall hold office according to the provisions of Section 8.4(b) unless such Manager resigns, dies, or becomes disabled.

(b)A person must be a Member or a representative owner of a Member of the Company to be elected to the Board of Managers. Managers shall be elected on a staggered basis, resulting in elections of five Managers annually. Each Manager shall be elected to office by the Members for a term of three years or until the Manager’s earlier resignation or removal. No Manager may serve more than three consecutive three year terms on the Board of Managers, and the original terms of the Managers as directors of the Cooperative shall be included in calculating length of service. If a Manager’s term expires, the Manager shall continue to serve until the Manager’s successor shall have been elected and qualified. If a Manager is appointed to complete an unexpired term, that portion of the unexpired term shall not be counted when calculating the Manager’s length of service.

(c)At each annual meeting, except as otherwise provided herein, one Manager from each geographic district shall be elected from the following five geographical districts:

District	State	Counties

1	South Dakota	Brookings, Deuel, Hamlin and Kingsbury

2	South Dakota	Lake, McCook, Miner, Minnehaha and Moody

	Minnesota	Cottonwood, Jackson, Murray, Nobles, Pipestone and Rock

3	Minnesota	Lac qui Parle, Lincoln, Lyon, Redwood and Yellow Medicine

4	Minnesota	All other counties in Minnesota

5	South Dakota - All Other States	All other counties in South Dakota

It is intended that each of the five geographic districts have approximately equal numbers of Members located in each district. Boundaries of districts may be changed by a majority vote of the Members at an annual or special meeting of the Members. However, if the boundaries are changed by a vote taken at an annual meeting, the change of district boundaries shall not be effective until adjournment of the annual meeting so that the election of Managers to be held during said annual meeting shall be completed under the former district boundaries.

(d)If a representative of a Member that is a partnership, firm, corporation, limited liability company, unincorporated association or cooperative is seeking election to the Board of Managers, the representative owner of a Member of the Company shall seek election within the district in which the Member is located. For the purpose of electing Managers, a Member shall be deemed to be located in a given district if the Member’s principal residence is located within the district for a Member that is an individual, and if the Member’s chief executive office is located within the district for a Member that is a partnership, firm, corporation, limited liability company, unincorporated association or cooperative. If a Manager’s principal residence or the Member’s chief executive office, whichever is applicable, should change from one district to another during a Manager’s term, because of a change in location of the principal residence or chief executive office, whichever is applicable, or because the Members vote to change the boundaries of a Manager’s district, said Manager may complete his or her term, but may not seek re-election within the former district upon completion of the current term.

(e)A Manager shall be elected by a plurality of the votes cast by the Members from the Manager’s district voting in the election, with each Member having one vote per position and no cumulative voting. Other aspects of the election process shall be determined by the Board of Managers in advance of the annual election.

8.5    Death or Disability of Managers. Upon the death or disability of a Manager, the resulting vacancy on the Board of Managers may be filled in accordance with Section 8.8.

8.6    Removal. Managers may be removed for any reason at any annual or special meeting of Members by the affirmative vote of the majority of the Members. The notice calling such meeting shall give notice of the intention to act upon such matter, and if the notice so provides, the vacancy caused by such removal by the Members may be filled at such meeting by vote of the Members represented at such meeting. Managers may also be removed for any reason by a Super Majority Vote of the Board of Managers. The vacancy caused by such removal by the Board of Managers may be filled by the remaining members of the Board of Managers as provided in Section 8.8 of this Operating Agreement.

8.7    Resignations. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified then at the time of its receipt by the President or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

8.8    Vacancies. Any vacancy occurring in the Board of Managers (other than by reason of an increase in the number of Managers) may be filled by appointment through the affirmative vote of a majority of the remaining Managers, though less than a quorum of the Managers. A Manager appointed by the Board of Managers to fill a vacancy shall serve until the next annual meeting or special meeting of Members held for the purpose of electing Managers, at which time, the Members shall elect a new Manager to serve for the remainder of the original unexpired term of the vacated position. Any Manager position to be filled by reason of an increase in the number of members on the Board of Managers shall be filled by election at an annual meeting or at a special meeting of Members called for that purpose.

8.9    Place and Manner of Meetings. Meetings of the Board of Managers, regular or special, may be held either within or without the State of South Dakota. Managers may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting as provided herein shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

8.10    First Meeting. The first meeting of the newly elected Managers shall be held without further notice within 60 days following the annual meeting of the Members, and at the same place, unless by unanimous consent of the Board of Managers then elected and serving, such time or place shall be changed.

8.11    Regular Meeting of Board of Managers. A regular meeting of the Board of Managers may be held at such time as shall be determined from time to time by resolution of the Board of Managers.

8.12    Special Meeting of Board of Managers. The Secretary shall call a special meeting of the Board of Managers whenever requested to do so by the President, Chief Executive Officer, or by any three of the Managers. Such special meeting shall be held at the time specified in the notice of the meeting. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

8.13    Notice of Board of Managers’ Meetings. All special meetings of the Board of Managers shall be held upon two days’ written or oral notice stating the date, place and hour of meeting delivered to each Manager either personally or by facsimile transmission, or upon five days’ written notice by mail, at the direction of the President, Chief Executive Officer, the Secretary, or Managers calling the meeting.

8.14    Action Without Meeting. Any action that can be taken at a meeting of the Board of Managers, or any action which may be taken at a meeting of the Board of Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by a Super Majority Vote of the Board of Managers. Such consent shall have the same force and effect as if adopted at a duly called meeting of the Board of Managers.

8.15    Quorum; Majority Vote. At all meetings of the Board of Managers, a majority of the members of the Board of Managers shall constitute a quorum for the transaction of business. Except as otherwise provided in this Operating Agreement, the act of a majority of the Managers present at any meeting at which a quorum is present shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

8.16    Approval or Ratification of Acts or Contracts. The Board of Managers in its discretion may submit any act or contract for approval or ratification at any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the Members shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

8.17    Interested Managers, Officers and Members. No contract or transaction between the Company and one or more of its Managers, officers, or Members, or any of their Affiliates, or between the Company and any other limited liability company, corporation, partnership, association or other organization in which one or more of its Managers or Members are managers or officers or have a financial interest, shall be void or voidable solely for this reason or solely because the Person is present at or participates in the meeting of the Board of Managers or of a committee formed by the Board of Managers which authorizes the contract or transaction. Subject to 8.1(d), only disinterested Managers may vote on any particular matter or issue.

8.18    Expenses of the Company.

(a)General and Administrative Expenses. All expenses of the Company shall be billed to and paid by the Company. The Managers may be reimbursed for the actual cost of goods and services used for or by the Company. Managers may be reimbursed for administrative services and costs incurred by the Manager that are incidental to the Manager’s role as a Manager of the Company and necessary to the prudent operation of the Company; provided, the reimbursement shall be the lower of the Manager’s actual cost or the amount the Company would be required to pay persons other than Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Manager is entitled to compensation by way of a separate fee.

(b)Organizational and Reorganization Expenses. Organization expenses incurred in connection with the formation of the Company and all expenses in connection with the Reorganization will be charged to and borne by the Company. To the extent any such organization and reorganization expenses have been paid by the Board of Managers, the Board of Managers will be reimbursed in a like amount by the Company. Notwithstanding any other provision hereof, the Company will pay and bear directly all legal, accounting and auditing expenses of the Company, taxes, if any, payable by the Company, interest costs of the Company, custodial fees, and extraordinary expenses, including litigation.

8.19    Procedure The Board of Managers shall keep regular minutes of its proceedings. The minutes shall be placed in the minute book of the Company.

8.20    Compensation. The members of the Board of Managers shall receive per diem or other compensation for attending meetings and serving as a Manager as determined by the Board of Managers. Managers who are Members of the Company shall receive the same membership benefits that all other Members receive. Managers may be reimbursed for reasonable expenses incurred in carrying out their duties as Managers.

8.21    Reports of Financial and Tax Information to Members.

(a)Financial Information. Not later than ninety days after the end of each fiscal year of the Company, each Member will be furnished with an annual report of the business and operations of the Company during such fiscal year, which annual report shall constitute the accounting of the Board of Managers for the fiscal year. The annual report will contain financial statements, including a balance sheet, statement of operations, statement of changes in Members’ equity and cash flows. The annual report will include the amount and nature of any compensation paid to the officers and Managers and their Affiliates during the period, including a description of the services performed in relation thereto, and will otherwise be in such form and have such content as the Board of Managers deems proper.

(b)Tax Information. Appropriate tax information will be delivered to each Member within ninety days after the end of each fiscal year. In addition, concurrently with the delivery of such information, there shall be furnished adequate information relating to the Company’s operations to enable each Member to complete and file all federal, state and local estimated tax returns that may be required of the Member.

ARTICLE 9
INDEMNIFICATION

9.1    Indemnification. The Company shall indemnify an officer, Member, Manager, former Member, a former officer or a former Manager of the Company against expenses actually and reasonably incurred by said person in connection with the defense of an action, suit or proceeding, civil or criminal, in which said person is made a party by reason of being or having been such officer, Member or Manager, except in relation to matters as to which such Person may be adjudged in the action, suit or proceeding to be liable to the Company under Section 9.2 of this Operating Agreement. Notwithstanding anything to the contrary above,

(a)the Company shall not provide for indemnification of an officer, Member or Manager for any liability or loss suffered by an officer, Member or Manager, nor shall it provide that an officer, Member or Manager be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (i) the Board of Managers has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company; (ii) the officer, Member or Manager was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) gross negligence or misconduct if the person to be indemnified is an independent Member or Manager or (B) negligence or misconduct if the person to be indemnified is an officer or is not an independent Member or Manager; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from Members; and

(b)an officer, Member or Manager shall not be indemnified by the Company for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the corporation were offered or sold as to indemnification for violations of securities laws.

9.2    Liability of Company. To the full extent permitted by South Dakota law, no officer, Member or Manager shall be liable to the Company or its Members for monetary damages for an act or omission in such Person’s capacity as an officer, Member or Manager of the Company, except that this Article does not eliminate or limit the liability of an officer, Member or Manager to the extent the officer, Member or Manager is found liable for:

(a)a breach of the duty of loyalty to the Company or its Members;

(b)an act or omission not in good faith that constitutes a breach of duty to the Company or its Members or an act or omission that involves (i) gross negligence or misconduct if the person to be indemnified is an independent Member or Manager, (ii) negligence or misconduct if the person to be indemnified is an officer or is not an independent Member or Manager, (iii) misconduct or (iv) a known violation of the law;

(c)a transaction from which the officer, Member or Manager received an improper benefit whether or not the benefit resulted from an action taken within the scope of the officer’s Member’s or Manager’s office; or

(d)an act or omission for which the liability of an officer, Member or Manager is expressly provided for by applicable statute.

9.3    Advance Payment. The advancement of Company funds to an officer, Member or Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a Member or the legal action is initiated by a Member acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the officer, Member or Manager undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which such officer, Member or Manager is found not to be entitled to indemnification.

9.4    Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was an officer, Member, Manager, employee, or agent of the Company, or is or was serving at the request of the Company as an officer, Member, Manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, provided, that no indemnification shall be made under any policy of insurance for any act which could not be indemnified by the Company under this Article 9.

9.5    Prospective Amendment of Liability and Indemnity. Any repeal or amendment of this Article by the Members or Board of Managers of the Company shall be prospective only and shall not adversely affect any right of an officer, Member or Manager to indemnification, or any limitation on the liability of an officer, Member or Manager of the Company existing at the time of such repeal or amendment.

9.6    Non-Exclusive Liability and Indemnity. The provisions of this Article 9 shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which an officer, Member or Manager may be entitled under any other provision of this Operating Agreement, or pursuant to any contract or agreement, the Act or otherwise.

ARTICLE 10
CAPITAL UNIT CERTIFICATES

10.1    Certificates For Membership. Certificates representing Capital Units of the Company shall be in such form as shall be determined by the Board of Managers. Such certificates shall be signed by the President or the Vice President and by the Secretary or assistant Secretary. All certificates for Membership shall be consecutively numbered or otherwise identified. The name and address of the person to whom the certificate has been issued shall be entered on the Capital Units transfer books of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate shall have been surrendered or cancelled, or until alternative provisions satisfactory to the Company have been made.

10.2    Transfer of Certificates. Transfer of certificates of the Company shall be made pursuant to this Operating Agreement only on the transfer books of the Company by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the Member’s attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Company, and on surrender for cancellation of the certificate. The Person in whose name the Certificate stands on the books of the Company shall be deemed by the Company to be the owner thereof for all purposes.

10.3    Loss or Destruction of Certificates. In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such sum as the Board of Managers may provide.

10.4    Certificate Regulations. The Board of Managers shall have the power and authority to make such further rules and regulations not inconsistent with the statutes of the State of South Dakota as they may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars. The Company may act as its own transfer agent and registrar.

10.5    Transfer of Membership. Membership shall not be transferred except with the approval and consent of the Board of Managers and in accordance with the Capital Units Transfer System.

10.6    Legends. The Board of Managers may provide for the placement of legends on Capital Unit certificates to indicate restrictions on transfer, or other restrictions or obligations contained herein.

ARTICLE 11
BANKRUPTCY OF A MEMBER

Subject to this Article 11, if any Member becomes a Bankrupt Member, the Bankrupt Member’s Capital Units shall be offered for sale through the Capital Units Transfer System at a price reasonably low enough to generate a sale. The payment to be made to the Bankrupt Member or its representative as a result of such sale pursuant to this Article 11 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) and in respect of the Company, including, without limitation, any Capital Units, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed. If such a sale of the Bankrupt Member’s Capital Units is not completed, or not allowed by the Bankruptcy Court, then any Person who becomes the successor of the Bankrupt Member’s interest in such Capital Units shall take such Capital Units subject in all respects to this Operating Agreement, and the failure to comply with the terms and conditions hereof may result in the redemption of such Capital Units pursuant to Section 4.3

ARTICLE 12
DISSOLUTION

12.1    Dissolution and Winding-Up. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)the consent of a Super Majority Vote of the Members;

(b)an event that makes it unlawful for all or substantially all of the business of the Company to be continued, but any cure of illegality within 90 days after notice to the Company of the event is effective retroactively to the date of the event for purposes of this section;

(c)on application by a Member or a dissociated Member, upon entry of a judicial decree that:

i.the economic purpose of the Company is likely to be unreasonably frustrated;

ii.it is not otherwise reasonably practicable to carry on the Company’s business in conformity with the Articles and this Operating Agreement; or

iii.the Managers or Members in control of the Company have acted, are acting, or will act in a manner that is illegal, oppressive, fraudulent or unfairly prejudicial to the petitioning Member .

12.2    Continuation. Except upon application and receipt of a judicial decree as provided in Section 12.1(c), no Member has the right to dissociate from the Company. The death, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

ARTICLE 13
LIQUIDATION AND TERMINATION

13.1    Liquidation and Termination. On dissolution of the Company, the Board of Managers shall proceed diligently to wind up the affairs of the Company and make any final distribution as provided in this Operating Agreement and the Act. The costs of liquidation shall be borne as a Company expense. Liquidation proceeds, if any, shall first be used to pay the Company’s obligations and liabilities.

13.2    Application and Distribution of Proceeds on Liquidation. Upon an event of liquidation, the business of the Company shall be wound up, the Board of Managers shall take full account of the Company’s assets and liabilities, and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. If any assets are not sold, gain or loss shall be allocated to the Members in accordance with Article 6 as if such assets had been sold at their fair market value at the time of the liquidation. If any assets are distributed to a Member, rather than sold, the distribution shall be treated as a distribution equal to the fair market value of the asset at the time of the liquidation. The assets of the Company shall be applied and distributed in the following order of priority:

(a)to the payment of all debts and liabilities of the Company, including all fees due the Members and Affiliates, and including any loans or advances that may have been made by the Members to the Company, in the order of priority as provided by law;

(b)to the establishment of any reserves deemed necessary by the Board of Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c)to the Members and former Members ratably in proportion to the credit balances in their respective capital accounts in an amount equal to the aggregate credit balances in the capital accounts after and including all allocations under Article 6, including the allocation of any income, gain or loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 13.2) of the Company’s assets.

13.3    Deficit Capital Account Balances. Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Operating Agreement to all Members in proportion to their respective Ownership Percentages, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

13.4    Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Board of Managers shall file Articles of Dissolution with the Secretary of State of South Dakota and take such other actions as may be necessary to terminate the Company.

ARTICLE 14
GENERAL PROVISIONS

14.1    Books and Records. The Company shall maintain those books and records as provided by the Act, Section 3.5 of this Operating Agreement and as it may deem necessary or desirable. Subject to the provisions of Section 3.5 of this Operating Agreement, every Member shall at all times have access to the books and records of the Company and may inspect and copy any of them.

14.2    Headings. The headings used in this Operating Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation of this Operating Agreement.

14.3    Construction and Severability. Whenever the context so requires, the gender of all words used in this Operating Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and conversely. All references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits, if any, are to Exhibits attached hereto, if any, each of which is made a part hereof for all purposes. If any portion of this Operating Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

(a)The remainder of this Operating Agreement shall be considered valid and operative; and

(b)Effect shall be given to the intent manifested by the portion held invalid or inoperative.

14.4    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

14.5    Binding Effect. Subject to the restrictions on Dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

14.6    Governing Law/Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED IN SOUTH DAKOTA AND SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF SOUTH DAKOTA. THE MEMBERS CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATES OF SOUTH DAKOTA OR MINNESOTA AND AGREE THAT ANY ACTION ARISING OUT OF OR TO ENFORCE THIS AGREEMENT MUST BE BROUGHT AND MAINTAINED IN SOUTH DAKOTA OR MINNESOTA.

14.7    Further Assurances. In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

14.8    Counterparts. This Operating Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

14.9    Conflicting Provisions. To the extent that one or more provisions of this Operating Agreement appear to be in conflict with one another, then the Board of Managers shall have the right to choose which of the conflicting provisions are to be enforced. Wide latitude is given to the Board of Managers in interpreting the provisions of this Operating Agreement to accomplish the purposes and objectives of the Company, and the Board of Managers may apply this Operating Agreement in such a manner as to be in the best interest of the Company, in its sole discretion, even if such interpretation or choice of conflicting provisions to enforce is detrimental to one or more Members.

14.10    Amendments. Amendments to the Articles may only be made by the Members. This Operating Agreement may be amended by the Members. This Operating Agreement may also be amended by the Board of Managers subject to the following requirements:

(a)The Board of Managers may not adopt, amend or repeal a provision in this Operating Agreement, if the Members in adopting, amending or repealing a provision in this Operating Agreement expressly provide that the Board of Managers may not amend or repeal the provision; and

(b)The adoption, amendment or repeal of any provision in this Operating Agreement by the Board of Managers must be approved by the Members at the next annual meeting of Members, but said provision as adopted, amended or repealed by the Board of Managers shall remain effective in any event until such annual meeting is held. If the Members fail to approve at the next annual meeting of the Members, the provision as adopted, amended or repealed by the Board of Managers, said provision shall become null and void as of the close of the annual meeting.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

/s/ Ronald Gorder
Ronald Gorder, President